[ECD LETTERHEAD]

                                                   Exhibit 5.1


                                                   March 23, 2000



Energy Conversion Devices, Inc.
1675 West Maple Road
Troy, MI 48084

Ladies and Gentlemen:

I have acted as counsel to Energy Conversion Devices, Inc., a Delaware corporation ("ECD"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by ECD under the Securities Act of 1933, as amended, with the Securities and Exchange Commission relating to the issuance by ECD and the sale by the Selling Securityholders of up to 306,000 shares of Common Stock ($.01 par value) (the "Shares") and 70,000 Common Stock Purchase Warrants (the "Warrants").

In arriving at the opinions expressed below, I have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals, or copies certified or otherwise identified to my satisfaction, of the Registration Statement.

Based on the foregoing, I hereby advise you that in my opinion the Shares and Warrants have been duly authorized by ECD and will, when issued, be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/S/ Roger John Lesinski
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Roger John Lesinski
General Counsel